Exhibit 99.1

       Ultralife Batteries Receives $2.7 Million BA-5390A Battery Order; First Order for Company's Advanced Battery with State-of-Charge Indicator

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 6, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $2.7 million for its new BA-5390A battery with state-of-charge indicator from the U.S. Defense Department. Deliveries are expected to begin this quarter and be completed in the second quarter. This is the first order against the company's Next Gen II, Phase IV five-year battery contract and is unrelated to the company's recently announced order for its standard BA-5390 battery.
    "This order represents the first lithium/manganese dioxide battery to be fielded with a state-of-charge indicator and signals the restart of shipments for this most critical of military batteries," said John
D. Kavazanjian, Ultralife's president and chief executive officer. "Combined with recent orders for our original BA-5390 and our new BA-5347 batteries, this places Ultralife in an excellent position to continue gaining share as the military continues its conversion to manganese dioxide technology."
    In December 2004, Ultralife announced that its U.S. and U.K. manufacturing operations were awarded the 60 percent and the 40 percent shares, respectively, of the Next Gen II, Phase IV five-year battery production contracts by the U.S. Defense Department. The combined contracts could reach a maximum value of $286 million, a majority of which is related to the BA-5390A battery.
    Next Gen II is the U.S. Military's five-year battery procurement strategy. The Phase IV production contracts were awarded to Ultralife's U.S. and U.K. operations to provide five types of non-rechargeable lithium/manganese dioxide batteries. The five battery types - BA-5390A, BA-5312, BA-5398, BA-5388 and BA-5357 - comprise the Rectangular Lithium/Manganese Dioxide Battery Group.
    The BA-5390A is an advanced non-rechargeable lithium/manganese dioxide battery with built-in state-of-charge indicator, and with 50 percent more energy, is a superior alternative to the lithium/sulfur dioxide BA-5590 battery. The state-of-charge indicator, which uses Light Emitting Diodes that are activated by a push-button, displays the battery's state of charge in five distinct ranges from 90% to 10% of remaining capacity, providing the user with valuable remaining-life information. The BA-5390 and its replacement, the BA-5390A, are widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. More energy in each battery - in some applications providing twice the life of the sulfur dioxide-based BA-5590 battery - combined with the new state-of-charge indicator, offers longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost for the military.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: A photo of the BA-5390A battery, and other
Ultralife military batteries, are available at:
http://www.ultralifebatteries.com/milphoto

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com